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                                                            EXHIBIT NO. 99.10(b)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the references made to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Auditors and Financial Statements" in the Statements of Additional Information and to the incorporation by reference in this Post-Effective Amendment No. 54 to Registration Statement No. 2-38613 on Form N-1A of our reports dated November 8, 2002, on the financial statements and financial highlights of MFS International New Discovery Fund, MFS International Strategic Growth Fund and MFS International Strategic Value Fund, each a series of MFS Series Trust V, included in each Fund's 2002 Annual Report to Shareholders.


                                                              ERNST & YOUNG LLP
                                                              Ernst & Young LLP

Boston, Massachusetts
January 23, 2003